Exhibit 10.7

AMENDMENT TO LOAN AGREEMENT

(“Amendment”)

This Amendment is made and entered into as of this 31st day of March, 2025, by and between:

1.	Mei Huang (“Lender”), residing at 4010 Valley Blvd Ste 101, Walnut, CA 91789; and

2.	Longstar HealthPro Inc. (“Borrower”), a California corporation with its principal place of business at 4010 Valley Blvd Ste 101, Walnut, CA 91789.

WHEREAS, the parties entered into a Loan Agreement dated September 15, 2024 (“Original Agreement”), under which the Lender provided a loan of One Million Dollars (US $1,000,000) to the Borrower bearing interest at 9.5% per annum and requiring monthly interest payments of Seven Thousand Nine Hundred Sixteen Dollars and Sixty-Seven Cents (US $7,916.67); and

WHEREAS, the parties desire to amend the payment terms under the Original Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein, and for other good and valuable consideration, the receipt and suﬃciency of which are hereby acknowledged, the parties agree as follows:

1. Pause and Resumption of Monthly Interest Payments

1.1 Pause Period. Eﬀective April 1, 2025, the monthly interest payment of US $7,916.67 required under the Original Agreement shall be temporarily paused. No monthly interest payments shall be due from April 1, 2025, through March 31, 2026 (“Pause Period”).

1.2 Resumption of Payments. Monthly interest payments shall resume on April 1, 2026. Thereafter, Borrower shall continue making monthly interest payments on the 15th day of each month (or such other day as speciﬁed under the Original Agreement) in the same amount as originally contemplated (US $7,916.67), unless otherwise modiﬁed in writing.

1.3 Deferred Interest. The monthly interest amounts that would otherwise have been due during the Pause Period (“Deferred Interest”) will not be paid on a monthly basis. The Deferred Interest shall not accrue interest at the contractual rate of 9.5% (i.e., no additional interest will be charged on the deferred sums). The total Deferred Interest shall be due and payable along with the principal as set forth in Section 3.3 of the Original Agreement, or at such other time as the parties may agree in writing.

2. No Other Changes

Except as expressly amended by this Amendment, all other terms and conditions of the Original Agreement remain unchanged and in full force and eﬀect. In the event of any conﬂict between the terms of the Original Agreement and the terms of this Amendment, the terms of this Amendment shall control.

3. Representations and Warranties

3.1 Authority. Each party represents and warrants that it has full power, authority, and legal right to execute and deliver this Amendment and to perform its obligations under the Original Agreement as amended.

3.2 Binding Agreement. Each party represents and warrants that this Amendment constitutes a legal, valid, and binding obligation enforceable in accordance with its terms.

4. Governing Law

This Amendment shall be governed by and construed in accordance with the laws of the State of California, without regard to its conﬂict of law principles.

5. Counterparts

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Electronic or facsimile signatures shall be deemed to have the same legal eﬀect as original signatures.

6. Eﬀective Date

This Amendment shall be eﬀective as of the date ﬁrst written above, except that the pause of interest payments under Section 1.1 will begin on April 1, 2025.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date ﬁrst written above.

LENDER
Mei Huang

By:	/s/ Mei Huang
Name:	Mei Huang
Date:	March 31, 2025

BORROWER
Longstar HealthPro Inc.

By:	/s/ Chiwen Wang
Name:	Chiwen Wang
Title:	CFO
Date:	March 31, 2025

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